EXHIBIT (a)(1)(C)

ENERGY XXI (BERMUDA) LIMITED

EXCHANGE OFFER

ELECTION FORM

This Election Form (this “Election Form”) relates to the offer (the “Offer”) by Energy XXI (Bermuda) Limited (“Energy XXI”), described in the Exchange Offer dated as of May 12, 2008 (the “Exchange Offer”), distributed to all holders of currently outstanding Warrants to purchase Common Shares having a $5.00 per share exercise price (the “Warrants”).

To participate in the Offer and tender your Warrant(s) (as described in the Exchange Offer), you must

•	properly complete, sign, date and deliver to Energy XXI this Election Form pursuant to the Instructions accompanying this Election Form;
•	deliver to Energy XXI your original executed Warrant(s); and
•	if you elect to tender in the Cash Tender or Reduced Cash Tender, send good funds payable in U.S. dollars to “Energy XXI (Bermuda) Limited” in an appropriate amount calculated pursuant to this Election Form by either (i) a check written on a bank branch in the United States or (ii) a wire transfer sent to:

Account Name: Energy XXI (Bermuda) Limited

Account Number: 3804625238

ABA Number: 314970664

Bank Name: Guaranty Bank

Bank Address: 1300 S. Mopac, Austin, Texas 78746.

While not required, we respectfully request that you send an email with the Fedwire reference number to us at wgriffin@energyxxi.com and indicate the Warrantholder of record so that we can track the wire transfers. The issuance of Common Shares to anyone paying the Offer Payment by check will be delayed until the check has cleared.

We must receive your Election Form, original Warrant(s) and cash payment (“Offer Payments”), if applicable, no later than 5:00 P.M., New York City time, on June 20, 2008, which is the date our Offer will expire, unless extended. Delivery of your Election Form by facsimile or email will not be accepted. If Energy XXI receives one or more Election Forms and one or more Withdrawal Forms signed by you, Energy XXI will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

If you participate in the Offer, your Warrant(s) will be accepted by us for exchange concurrently with the expiration of the Offer. A certificate representing the Common Shares for which your Warrant(s) have been accepted for exchange will be issued to you promptly after the expiration of the Offer, in accordance with and subject to the terms and conditions described in the Exchange Offer.

Questions may be directed to Energy XXI (Bermuda) Limited, c/o West Griffin, 1021 Main Street, Suite 2626, Houston, Texas 77002, or by telephone at (713) 351-3003.

ACKNOWLEDGEMENT AND SIGNATURE:

By properly completing, signing and dating this Election Form and delivering it to Energy XXI pursuant to the Instructions accompanying this Election Form and as set forth in the Exchange Offer, I voluntarily elect to participate in the Offer as indicated below.

I agree to:

•	exchange my Warrant(s) indicated below for Common Shares, and
•	participate in and agree to all of the terms of the Offer.

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IN WITNESS WHEREOF, the undersigned has duly executed this Election Form as of the date set forth below with respect to the following Warrant(s) tendered by the undersigned (check all that apply).

I own of record the following Warrant(s) having an exercise price of $5.00 per share:

Aggregate Number of Warrants Tendered:

☐	I wish to tender Warrants in the Offer pursuant to the “Cashless Option” and receive one (1) Common Share for every five (5) Warrants tendered by me.
☐	I wish to tender Warrants in the Offer pursuant to the “Cash Option” and receive two (2) Common Shares for every three (3) Warrants and $6.35 cash payment tendered by me. I have enclosed a check or sent a wire transfer pursuant to the wiring instructions below for $ representing the total cash payment from me of $ ($6.35 × Warrants tendered/3).
☐	I wish to tender Warrants in the Offer pursuant to the “Reduced Cash Option” and receive one (1) Common Share for each Warrant and $4.00 cash payment tendered by me. I have enclosed a check or sent a wire transfer pursuant to the wiring instructions below for $ representing the total cash payment from me of $ ($4.00 × Warrants tendered).

Wiring Instructions:

Account Name: Energy XXI (Bermuda) Limited

Account Number: 3804625238

ABA Number: 314970664

Bank Name: Guaranty Bank

Bank Address: 1300 S. Mopac, Austin, Texas 78746.

While not required, we respectfully request that you send an email with the Fedwire reference number to us at wgriffin@energyxxi.com and indicate the Warrantholder of record so that we can track the wire transfers. The issuance of Common Shares to anyone paying the Offer Payment by check will be delayed until the check has cleared.

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I understand that no fractional Common Shares will be issued. If my tender results in a fractional Common Share to be issued, I understand I will receive the market value of such fractional Common Shares based on the closing price of the Common Shares on the Nasdaq Capital Market on the day immediately preceding the expiration date.

I have read Section 12 of the Exchange Offer entitled “Legal Matters — Regulatory Approval” and the deemed representations set out in that section.

Please forward my issued Common Shares or payment (as applicable) to the following address:

Name:

Address:

Attn:

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Date	Signature
Name
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Social Security Number or Tax ID Number
Street Address
Street Address (line 2)
City, State and ZIP Code
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Email address